EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made as of September 4, 2015 by and between Cerulean Pharma Inc. (the “Company”) and Edward Garmey, M.D. (“Dr. Garmey”) (collectively, the “Parties”).

WHEREAS, the Company and Dr. Garmey are parties to the Employment Agreement dated as of July 21, 2014 (the “Employment Agreement”) under which Dr. Garmey currently serves as Chief Medical Officer and Senior Vice President of the Company;

WHEREAS, Dr. Garmey desires to resign from the Company; and

WHEREAS, the Parties agree that the Employment Agreement shall be null and void on the date this Agreement becomes effective and enforceable and wish to establish the terms of Dr. Garmey’s separation from the Company;

NOW, THEREFORE, in consideration of the promises and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Resignation from Employment and Officer Positions.

(a) Resignation from Employment and Officer Positions – As of the date this Agreement becomes effective and enforceable (the “Separation Date”), Dr. Garmey shall resign from any positions that he holds as an officer of the Company. As of the Separation Date, Dr. Garmey shall resign from employment with the Company.  Dr. Garmey will execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement.  Dr. Garmey hereby irrevocably appoints the Company to be his attorney-in-fact to execute any documents and do anything in his name to effect such resignations in the event that Dr. Garmey fails to promptly submit them in accordance with the terms hereof or execute any documents requested by the Company to effectuate such resignations. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so.  The Company will prepare any documents, pay any filing fees, and bear any other expenses related to the above.

2.

Severance Benefits – In return for Dr. Garmey’s execution and non-revocation of this Agreement and compliance with the terms hereof, the Company will provide Dr. Garmey with the following severance benefits (the benefits set forth in Sections 2(a) through 2(c) below are referred to herein collectively as the “Severance Benefits”):

(a) Severance – The Company will provide Dr. Garmey with severance in an amount equal to six (6) months of pay at Dr. Garmey’s current base salary rate, less all applicable taxes and withholdings.  The severance will be paid to Dr. Garmey in equal installments in accordance with the Company’s regular payroll practices;

provided, however, that the first payment shall not be made until the first regular payroll date following the Separation Date.

(b) Group Health Insurance – Should Dr. Garmey be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company shall, until the earlier of (x) the date that is six (6) months following the Separation Date, or (y) the date that Dr. Garmey becomes eligible for group health coverage through a new employer (as applicable, the “COBRA Contribution Period”), pay on Dr. Garmey’s behalf the share of the premium for such coverage that it currently pays on behalf of active and similarly situated employees with the same type of coverage.  The remaining balance of any premium costs, and all premium costs after the COBRA Contribution Period, shall be paid by Dr. Garmey on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for COBRA continuation. Dr. Garmey will notify the Company in writing at least five (5) days prior to the date on which he becomes eligible to receive group health insurance coverage through another employer, if that date is prior to the date that is six (6) months following the Separation Date.

(c) Extension of Option Exercise Date – Effective as of the Separation Date, the Company will extend until the date that is twelve (12) months following the Separation Date the period during which Dr. Garmey may exercise any vested stock options that he holds pursuant to any stock option agreement evidencing the grant of such options (each, an “Option Agreement”), pursuant to the terms of such Option Agreement(s) and the Company’s 2007 Stock Incentive Plan and 2014 Stock Incentive Plan, as applicable, provided that in no event shall Dr. Garmey be able to exercise any option beyond the Final Exercise Date for such option, as set forth in the applicable Option Agreement.  Dr. Garmey understands that the stock options subject to this extended exercise period shall cease to be treated for tax purposes as incentive stock options as of the date hereof.  Dr. Garmey further understands that, as a result of the loss of incentive stock option status of the affected options, the Company will be required to withhold applicable income and employment taxes at the time of exercise of such options.

Notwithstanding any term of any outstanding stock option held by Dr. Garmey or in any other agreement between the Company and Dr. Garmey, any and all such stock options shall cease vesting as of the Separation Date and will remain exercisable for a period of one year following the Separation Date, but not for any period thereafter (and in no event may the exercise period for any stock option be extended beyond the Final Exercise Date for such stock option).

Other than the Severance Benefits, and fees payable to Dr. Garmey pursuant to that certain Consulting Agreement of even date herewith, Dr. Garmey will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date.

3.

Release by Dr. Garmey.  In exchange for the consideration set forth herein, which Dr. Garmey acknowledges he would not otherwise be entitled to receive, Dr. Garmey hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that he ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to his employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of his employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that (a) nothing in this Agreement prevents Dr. Garmey from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that he acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding, and explicitly waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding and agrees that if any such complaint, charge, or proceeding is filed on his behalf, he shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), and (b) nothing herein shall prevent Dr. Garmey from bringing claims to enforce this Agreement.  Further, nothing herein shall release any rights Dr. Garmey may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company (and/or otherwise under law) for indemnification as an officer of the Company for his service to the Company (recognizing that such indemnification is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification), or any rights he may have to vested ownership, pension or 401(k) benefits or interests.

4.

Release by the Company.  In exchange for the consideration set forth herein, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Dr. Garmey from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, that it ever had or now has against Dr. Garmey, including, but not limited to, any and all claims arising out of or relating to Dr. Garmey’s employment with and/or separation from the Company; provided, however, that notwithstanding the foregoing, nothing in this release (a) releases Dr. Garmey from his continuing obligations as set forth in Section 5 below, (b) shall prevent the Company from bringing claims to enforce this Agreement, or (c) releases Dr. Garmey from any claims for fraud or embezzlement, or from any civil claims based on any acts and/or omissions that satisfy the elements of a criminal offense, or from any claims arising out of any deliberate misconduct by him that results or resulted in material injury to the Company.

5.

Continuing Obligations.  Dr. Garmey acknowledges and reaffirms his obligation to keep confidential and not to use or disclose, at any time after the Separation Date, any and all non-public information concerning the Company that he acquires or acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, clinical trials, research and development, regulatory strategy or financial condition.  Dr. Garmey further acknowledges his ongoing obligations set forth in the Invention and Non-Disclosure Agreement previously executed in connection with his employment by the Company, which continue in full force and effect, with the sole exception of the post-employment restrictions set forth in paragraph 6(a) of the Invention and Non-Disclosure Agreement.

6.

Return of Company Property.  Dr. Garmey will, on the Separation Date or earlier if requested by the Company, return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, etc.), Company identification and any other

Company-owned property in his possession or control and that he will leave intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment.  In addition, Dr. Garmey will, on the Separation Date or earlier if requested by the Company, cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.  Notwithstanding the foregoing, Dr. Garmey may retain the laptop and cellphone provided to him by the Company, provided that both are wiped clean of any Company confidential information and with the understanding that any Company-sponsored service plans or licenses associated with such laptop or cellphone shall be terminated as of the Separation Date.

7.

Amendment.  This Agreement shall be binding upon the Parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.

Waiver of Rights.  No delay or omission by either Party in exercising any rights under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by either Party on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

9.

Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10.

Cooperation. Dr. Garmey will cooperate fully with the Company, to the extent permitted by law, in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against the Company by any third party or by or on behalf of the Company against any third party.  Dr. Garmey’s full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel, at reasonable mutually agreed upon times and locations, to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company. Dr. Garmey will, to the extent permitted by law, notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.  Nothing herein shall be construed as restricting Dr. Garmey’s right to truthfully testify in any proceeding in which he is subpoenaed to do so.  The Company will (a) compensate Dr. Garmey at a reasonable hourly rate for any time he is required to spend to comply with any request by the Company for cooperation hereunder, provided that the Company shall not pay Dr. Garmey for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding, and (b) reimburse Dr. Garmey for all reasonable and documented out-of-pocket costs that he incurs to comply with this paragraph.
11.	Nature of Agreement. This Agreement is not and shall not in any way be construed as an admission of liability or wrongdoing on the part of either Party.
12.	Time for Consideration. To be eligible to receive the Severance Benefits, Dr. Garmey must sign and return this Agreement on or before September 25, 2015.
13.

Acknowledgments. Dr. Garmey acknowledges that he has been given twenty-one (21) days following his receipt of this Agreement to consider this Agreement, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement.  Dr. Garmey understands that he may revoke this Agreement for a period of seven (7) days after he signs it by notifying the Company in writing, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Dr. Garmey understands and agrees that by entering into this Agreement, he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he will be eligible to receive consideration beyond that to which he was previously entitled.

14.

Voluntary Assent.  Dr. Garmey affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  Dr. Garmey acknowledges that he had an opportunity to fully discuss and review the terms of this Agreement with an attorney of his own choosing prior to signing this Agreement.  Dr. Garmey further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs his name of his own free act.

15.

Tax Provision. In connection with the Severance Benefits and any other monetary payments to be provided to Dr. Garmey pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Dr. Garmey shall be responsible for all applicable taxes with respect to such Severance Benefits and other payments under applicable law.  The Parties intend that the payments and benefits provided for under this Agreement shall be either exempt from or compliant with Section 409A of the Internal Revenue Code.  Notwithstanding the foregoing, Dr. Garmey acknowledges that he is not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits or other payments.

16.

Applicable Law.  This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  Dr. Garmey hereby irrevocably submits to the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or the subject matter thereof.
17.

Entire Agreement.  Subject to the immediately following sentence, this Agreement, upon its effective date, and the Invention and Non-Disclosure Agreement contain and constitute the entire understanding and agreement between the Parties hereto with respect to Dr. Garmey’s employment with and separation from the Company, Severance Benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  This Agreement supersedes and cancels any prior employment agreements or arrangements Dr. Garmey may have entered into with the Company, including, without limitation, the Employment Agreement (which, for the avoidance of doubt, shall be of no force or effect following the date this Agreement becomes effective and enforceable), provided, however, that nothing in this Section shall modify, cancel or supersede Dr. Garmey’s obligations set forth in Section 5 above, or the Company’s obligations with respect to vested stock options (as modified by Section 2(c) above).

18.

Counterparts.  This Agreement will be executed in duplicate such that each Party will retain a fully-executed original and each original may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Cerulean Pharma Inc.
/s/ Christopher D. T. Guiffre	Date: September 4, 2015
By: President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above.

Edward Garmey, M.D.
/s/ Edward Garmey	Date: September 4, 2015